Exhibit 99.1

Dakota Plains HOLDINGS, INC. ANNOUNCES
AMENDMENT OF CREDIT Facility

WAYZATA, Minnesota, (December 4, 2015) – Dakota Plains Holdings, Inc. (NYSE MKT: DAKP) announced today that it has amended its existing Revolving Credit and Term Loan Agreement, effective December 4, 2015. The amended agreement extends the maturity date of the $22.5 million Tranche B Term Loan to January 5, 2017, amends the interest rate margins on the Tranche B Term Loan to increase by 25 basis points and modifies the leverage ratio covenant for fiscal quarters ending prior to March 31, 2017.

Craig McKenzie, Chief Executive Officer of Dakota Plains, commented, “We are pleased with the successful completion of these amendments and believe they reflect the continued confidence of our lender in our company. The amendments, which include a more favorable covenant structure with modest impact on our interest expense, are a positive outcome for the company and its stockholders during this challenging time for the industry.”

About Dakota Plains Holdings, Inc.

Dakota Plains Holdings, Inc. is an integrated midstream energy company operating the Pioneer Terminal transloading facility. The Pioneer Terminal is centrally located in Mountrail County, North Dakota, for Bakken and Three Forks related Energy & Production activity. For more information please visit the corporate website at: www.dakotaplains.com.

Forward Looking Statements

Statements made by representatives of Dakota Plains in this press release that are not historical facts are forward-looking statements. These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to global economics or politics, our ability to obtain additional capital needed to implement our business plan, minimal operating history, loss of key personnel, lack of business diversification, reliance on strategic, third-party relationships, financial performance and results, prices and demand for oil, our ability to make acquisitions on economically acceptable terms, and other factors described from time to time in the Company’s periodic reports filed with the SEC that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Dakota Plains undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

For more information, please contact:

Company Contact	Investor and Media Contact
Tim Brady, CFO	Dan Gagnier, Sard Verbinnen
tbrady@dakotaplains.com	DGagnier@sardverb.com
Phone: 952.473.9950	Phone: 212.415.8972
www.dakotaplains.com	www.sardverb.com